UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Arlington Asset Investment Corp.
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On May 10, 2016, Arlington Asset Investment Corp. (the “Company”) held a conference call open to the public regarding the Company’s financial results for the quarter ended March 31, 2016. An excerpt from the transcript of the conference call is set forth on the following pages.

J. Rock Tonkel, Arlington Asset Investment Corp., Chief Executive Officer

[Portion Deleted]

Before we conclude our prepared remarks and open the call for questions, I would like to comment briefly on our upcoming Annual Meeting of Shareholders scheduled for June 9th.

As you may know, an IT data storage and data security company, Imation Corp, acting in concert with a hedge fund, the Clinton Group – is seeking control of Arlington by nominating five individuals for election to our Board of Directors. We will collectively refer to Clinton and Imation as the Imation Group.

The Imation Group is attempting to take control of the Arlington Board despite owning only 11,000 shares, or less than 0.05% of the Company. Notably, these shares were acquired just days before the deadline to nominate directors to the Arlington Board.

If you are not following this matter, you should know that Imation is currently controlled by Clinton Group nominated directors. Imation currently trades at $1.72 and has a market capitalization of approximately $64 million. Imation has no prior experience in our industry. Imation has never managed billions of dollars of investments, dealt with complex financial instruments, managed multibillion dollar arrangements required to support them or operated in a highly regulated market environment.

The Clinton Group won a proxy fight at Imation last year and then took control of the Imation Board. Since then, the Clinton Group and its self-appointed Imation directors have engaged in frequent self-dealing transactions with Imation, some of which we have described in our recent public filings. These transactions involve tens of millions of dollars and include an agreement by Imation to invest in a Clinton fund, on terms that in our view are wildly off market.

We believe Clinton Group has a well-documented record of value-destruction related to its investment in Imation and in various other investments. In fact, since Clinton Group won the proxy fight at Imation last year, Imation’s stock has lost approximately 63% of its value. Given their track record and highly questionable self-dealing transactions at Imation along with their recent small investment in Arlington, we believe that the Imation Group’s nominees, if elected, would seek to advance their own agenda at the expense of all other Arlington shareholders. We cannot think of any other reason why a group who purchased 11,000 of our shares in March 2016 would nominate a controlling slate of directors.

We believe that shareholders should be concerned that the Imation Group’s nominees, if elected, would put Arlington shareholders’ investment and dividend at significant risk. Based on recent statements by the Imation Group, it appears that their nominees would follow the same sham playbook that destroyed value at Imation – considering a liquidation of Arlington’s portfolio that would make permanent what is otherwise a temporary decline in book value, reduce returns and potentially jeopardize the Company’s robust quarterly dividend.

In addition, based on statements made by the Imation Group, it appears that their nominees will solicit an external manager for Arlington. If the Imation Group is successful in its proxy fight, the Imation Group would then be able to hand-pick the external manager. Given their track record and the size of their investment, we believe that the Imation Group’s process will result in a self-serving arrangement where Imation or the Clinton Group are appointed to manage Arlington’s assets.

Notably, external management is an expensive practice that typically results in the payment of significant and unnecessary fees to external parties, regardless of the Company’s performance. We regularly review our structure and our current internally managed structure eliminates conflicts of interest inherent with externally managed funds, avoids the payment of fees to any external advisor and aligns management compensation to company performance. Externalization as proposed by the Imation Group runs directly cross current to industry sentiment favoring the alignment with shareholder interests associated with internal management.

To be clear, the Arlington Board and leadership team welcome constructive dialogue with shareholders. However, the Imation Group has declined to engage in any such constructive dialogue with Arlington. We are concerned that the Imation Group is interested in advancing their own self-interests rather than the interests of all shareholders.

We believe that we have the right Board, management and appropriate strategy to continue creating value for all shareholders. We are well-positioned in the current interest rate environment. While we are not satisfied with the recent performance of our stock and believe the shares are undervalued, we are determined to create value for our shareholders. We view the first quarter results as reflective of the resiliency of our portfolio returns and strongly support the dividend rate. Before we open the call for questions, I want to note that this is all we will be saying about this matter on today’s call. The main purpose of our call is to discuss our first quarter earnings results. We would appreciate it if you please keep your questions focused on that topic. We do not intend to make any further comments or statements during this call on these matters. Thank you for your cooperation in that regard.